EXHIBIT 3.01(c)

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
COLONIAL COMMERCIAL CORP.

Under Section 805 of the Business Corporation Law
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WE, THE UNDERSIGNED, being the President and an Assistant Secretary of Colonial Commercial Corp. hereby certify and set forth:

1.	The name of the corporation is Colonial Commercial Corp.

2.	The certificate of incorporation of said corporation was filed by the Department of State on the 28th day of October, 1964.

3.
a. The Certificate of Incorporation is amended to change the number of shares of common stock authorized to be issued by the corporation from 40,000,000 shares with par value of $.01 to 8,000,000 shares with par value of $.05, and to change the shares of Convertible Preferred Stock from 12,500,000 with par value of $.01 to 2,500,000 shares with par value of $.05.

b. There are currently authorized 40,000,000 shares of common stock, par value $.01 per share of which 7,147,050 shares are currently issued and outstanding and there are currently authorized 12,500,000 shares of convertible preferred stock, par value $.01 per share, of which 8,339,337 shares are currently issued and outstanding. The 7,147,500 issued shares of common stock, par value $.01 per share, and 8,339,337 issued shares of convertible preferred stock, par value $.01 per share, will be changed at the rate of 5 for 1 into respectively 1,429,410 shares of common stock, par value $.05 per share, and 1,667,867 shares of convertible preferred stock, par value $.05 per share. The 32,852,950 unissued shares of common stock, par value $.01 per share, and the 4,160,663 unissued shares of convertible preferred stock, par value $.01 per share, will be changed at a rate of 5 for 1 into respectively 6,570,590 shares of common stock, par value $.05 per share and 8,032,133 shares of convertible preferred stock, par value $.05 per share.

c. To effect the foregoing, Article FOURTH (a) relating to the present authorized capital stock of the corporation is hereby amended to read as follows:

FOURTH: (a) The aggregate number of shares which the Corporation shall have the authority to issue is ten million five hundred thousand divided into the following classes:

Number of Shares	Class	Par Value Per Share

8,000,000	Common Stock	$.05
2,500,000	Convertible Preferred Stock	$.05

4.
The amendment of the Certificate of Incorporation was authorized by the vote of a majority of all the outstanding shares entitled to vote at a meeting of the shareholders held on January 13, 1998 subsequent to authorization by the Board of Directors.

5.	This amendment will not effect a reduction in the stated capital of the corporation.

IN WITNESS WHEREOF, this certificate has been subscribed this 13th day of January, 1998 by the undersigned who affirm that the statements made herein are true under penalties of perjury.

/s/ Bernard Korn
Bernard Korn, President

/s/ James W. Stewart
James W. Stewart, Secretary